Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-212912) pertaining to the 2021 Long-Term Incentive Plan and the Amended and Restated 2013 Long-Term Incentive Plan of CDW Corporation of our reports dated February 26, 2021, with respect to the consolidated financial statements and schedule of CDW Corporation and subsidiaries and the effectiveness of internal control over financial reporting of CDW Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 21, 2021